UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius

Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

((XM))

xmmerger.com
more choices. better pricing. same radios.

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Who supports the merger of SIRIUS and XM Radio?

Just groups representing about every race, creed, religion and political affiliation, that's all.

see the list of supporters >

What people are saying...

What's in it for You

You may have already heard the news that XM and SIRIUS are talking about combining into one company. And you may also have wondered what that will mean for you.

The answer is simple:

More Choices

Today, fans of satellite radio must purchase two radios and two subscriptions to get all the program offerings of both XM and SIRIUS. If our merger is approved, the combined company will offer consumers the best of each service on your current radio - at a price well below the cost of the two services today.

Better Pricing

Once we merge, you will have better pricing choices. Subscribers who want their current subscription package will not have to pay any more after the merger. There will be new subscription packages priced below our current offerings. And the best of both XM and SIRIUS will be available at a lower cost than the price of subscribing to both services separately.

Same Radios

We guarantee no radio will become obsolete. Your current radio will continue to provide you with the programming you enjoy, whether you keep your current service or change to a new subscription plan.

Get More Detail

Recent News

CEI: XM-Sirius Merger Should Go Forward
SatNews Daily

XM & Sirius Cite "Growing Momentum" For Merger
Radio Ink

A Sirius Message From the Consigliere
WSJ: Deal Journal

SIRIUS, XM Highlight Growing Momentum In Favor of Merger

In Their Own Words: Organizations, Experts Voice Their Support for the SIRIUS-XM Merger

A good merger
The Washington Times

HD Radio Grabs the Ear of Satellite Rivals
The Washington Post

Karmazin Raps NAB Spin on Merger
TWICE

Who's afraid of mergers?
Chicago Tribune

AME Church Backs XM/Sirius
Broadcasting & Cable

View All

PRIVACY | CONTACT US | XMRADIO.com

©2007 XMmerger.com

The subject matter discussed in this communication will be addressed in a Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission. Stockholders are urged to read the Joint Proxy Statement/Prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about XM and SIRIUS, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov). Copies of the Joint Proxy Statement/Prospectus and the Securities and Exchange Commission filings that will be incorporated may be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations or to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations. Information regarding XM's and SIRIUS' directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the Joint Proxy Statement/Prospectus.

The information provided on this web site is "as is" without warranty of any kind, expressed or implied. XM has provided links to other Internet sites only for the convenience of visitors, and is not responsible for the materials, activities or content of other web sites.

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles and blogs:

SatNews Daily

CEI: XM-Sirius Merger Should Go Forward

July 10, 2007

The proposed merger of satellite radio companies XM and Sirius should be cleared by the Federal Communications Commission (FCC), according to regulatory comments filed yesterday by the Competitive Enterprise Institute (CEI).

“Satellite company mergers are one element of an evolving marketplace that increasingly magnifies consumer choice and ability to customize information; not merely information received, but also that which individuals themselves create or assemble for distribution to others,” said Wayne Crews, director of technology studies at CEI. “That personalization coexists with media enterprises that exist on a gigantic scale.”

Opponents of the merger have suggested that a combined XM-Sirius would raise antitrust concerns, but that would only be the case if their market were defined so narrowly as to intentionally exclude all other competitors beside XM and Sirius themselves. Both companies exist in an intensely competitive market for news and entertainment content currently being accessed by consumers across an array of media.

“Bureaucrats cause untold damage when they undermine network industries’ efforts to orient themselves, to attain the scale appropriate to fostering customization, and to achieve such feats as moving global information to the exosphere as satellite operations do,” said Crews. “Liberalizing spectrum for future satellite and communications operations—not restraining the private operations of those that now exist—should be FCC’s focus.”

Radio Ink

XM & Sirius Cite “Growing Momentum” For Merger

July 10, 2007

XM and Sirius Satellite Radio believe that the volume, diversity and strength of the public comments filed with the FCC during its public comment period demonstrate persuasively that their merger is in the public interest and should be approved.

“The support for our merger is as diverse as the programming we provide,” said Mel Karmazin, CEO of Sirius. “The thousands of pro merger comments from organizations representing diverse populations and interests, individuals, businesses, and experts plainly demonstrate that the combination of Sirius and XM is in the public interest.”

“These FCC comments strongly validate our contention that the merger will produce substantial public interest benefits,” said Gary Parsons, chairman of XM Satellite Radio. “These include greater programming choices, better prices, rigorous competition and more rapid innovation.”

Since the FCC opened its docket on the merger, more than 3,500 individuals have filed in support of combining the two companies. The FCC docket also includes positive comments from 20 organizations and businesses, including Circuit City, the NAACP and League of United Latin American Citizens, American Trucking Associations, National Council of Women’s Organizations, League of Rural Voters and American Values.

8

Company Says If XM and Sirius Merge,

It Wants To Enter The Market

from the man-behind-the-curtain? Dept

Techdirt – July 12, 2007

Originally, four companies bid on the licenses to operate satellite radio networks in the US; XM and Sirius were the only two left standing. However, one of the losing companies, Primosphere, is now requesting that if XM and Sirius merge, it be given half their spectrum so it can launch its own service. This is a particularly interesting development. On the face of it, the request by Primosphere would seem to take care of the supposedly pro-consumer concerns of the National Association of Broadcasters, which objects to the merger since it would only leave one satellite radio company. However, a merged XM-Sirius would resist giving up half its spectrum, since that would reduce its programming capacity, so it seems like there could be a catch-22 for the companies. Merge, and lose half their spectrum, or keep the spectrum and remain independent. The fact that Primosphere’s popped back up after requesting its license application be withdrawn in 2004 has led some to speculate that another player could be motivating it. Given the way the debate over this merger has played out so far, that wouldn’t too surprising.

July 10, 2007, 5:36 pm

A Sirius Message From the Consigliere

WSJ Deal Journal - Posted by Gregory Corcoran

Silvio Dante wants to make the Federal Communications Commission an offer it can’t refuse.

Dante, of course, is Tony Soprano’s consigliere on the famous mob show “The Sopranos.” His alter ego, Steve Van Zandt, sent a letter to FCC Secretary Marlene Dortch laying out reasons for his belief that the government shouldn’t block the combination of Sirius Satellite Radio and XM Satellite Radio Holdings. According to Van Zandt, the deal will enable subscription prices increases to slow and eliminate duplicative programming that will make room for more original shows.

Still, we can’t get the character who, in spite of a peaceful demeanor, unceremoniously disposed of Adriana La Cerva and Sal “Big Pussy” Bonpensiero out of our mind. Surely he is a man who should be heard and respected, right?

Actually, considering Monday’s post from us about the varied groups assembled by Washington lobbyists seeking to get this deal approved, it occurs to us that Van Zandt is a motley crew unto himself. He’s a member of Bruce Springsteen’s E Street Band and a solo recording artist, on top of the turn he just completed in “The Sopranos.”

According to the letter, he also produces three shows broadcast by Sirius: the Underground Garage Channel (playing so-called garage rock); the Outlaw Country Channel (playing alternative country music); and “It’s the Wiseguy Show” (hosted by Vincent Pastore, who played none other than the aforementioned Bonpensiero). Van Zandt says his experience with programming, both for terrestrial and satellite radio, makes him “uniquely qualified to be objective about what I see clearly as a complementary relationship between the two media.” (But don’t tell that to the National Association of Broadcasters, the terrestrial radio lobby.)

As if the merger stakes weren’t high enough, Van Zandt closes the letter by implying that the preservation of America musical culture is now in the hands of the federal agency. Dortch best tread lightly. Who knows to what lengths Dante will go in the interests of business?

10

American Values urges approval of Sirius, XM merger

Orbitcast - Monday, July 09, 2007 at 11:32 AM

And yet another organization has come out in support of the Sirius-XM merger, this time around it comes from the conservative non-profit group American Values.

Of particular interest to American Values is the proposed “block and rebate” offering that the combined company has promised to offer.

“Especially important to our membership is the commitment the parties have made to issue refunds to satellite radio subscribers who choose to block adult-themed programming,” said American Values President Gary Bauer, in his letter to the FCC. “Like so many people, the majority of our members do not want their children and families exposed to programming they may find indecent or offensive.”

American Values positions themselves as a “voice to help protect life, marriage, family, faith and freedom” and particularly are against so-called indecent and violent programming. They like the “block and rebate” program as a way to not only opt out of certain channels, but also enables subscribers to not subsidize the programming they find offensive.

But what about the NAB’s opposition?

“We believe that incumbent competitors should be forced to respond to this consumer-oriented merger by making their own service offerings more attractive, and should not be able to simply obstruct advances in the marketplace in order to serve their self-interests,” added Bauer.

NAB concedes that XM/Sirius are “winning the war of words”

Orbitcast - Wednesday, June 27, 2007 at 10:40 PM

In a recent email sent to its members, the NAB has conceded that supporters of the XM/Sirius merger “are winning the war of words at the FCC.”

Citing Siriusbuzz’s FCC Comment Scorecard, the NAB asked their members to not let their members “win the war of words” and to “submit comments to the FCC opposing the merger!”

The NAB even said they are “working hard to derail the merger” but even so, they asked members to “enlist station personnel, friends and family” to aid their cause.

As of June 22nd, nearly 2,600 comments have been filed to the FCC regarding the Sirius-XM merger, and over 2,000 are in favor of it.

If you would like to submit your comments to the FCC, you can do so through the easy to use forms located on both XMmerger.com and SIRIUSmerger.com. They are definitely far easier to use than the FCC’s own form.

In addition, the “What People Are Saying” page of the updated internet website also contains links to the following letters and statements included on the internet website:

DOCKET FILE COPY ORIGINAL

CRUTCHFIELD
CORPORATION
1 Crutchfield Park
Charlottesville, Virginia 22911-9097
434-817-1000
Fax 434-817-1010
www.crutchfield.com

June 29, 2007

RECEIVED & INSPECTED
JUL 0 2 2007
FCC-MAILROOM

Dear Ms. Dortch:

Crutchfield Corporation (Crutchfield), by this letter, adds its name to the long list of supporters of the proposed merger of Sirius Satellite Radio Inc. (Sirius) and XM Radio Inc. (XM).

Crutchfield, which celebrates its 33rd anniversary in 2007, is one of nation's most respected retailers of consumer electronics products. Since its introduction in 1974, the Crutchfield catalog has been a respected authority on car and home entertainment products, winning multiple awards for quality, design, and usefulness. Since its launch in 1995, the Crutchfield website has been equally as acclaimed.

Based on our longstanding expertise in both the home and car audio entertainment business, we strongly believe that this merger will be beneficial to consumers. In fact, we believe that it is critical for the continued growth of this medium. In our view, without the economies provided by a merger, these two companies may not be able to generate the necessary financial return to maintain the excellence of their services.

Since Sirius and XM launched their satellite services, many more listening options have become available to the consumer. Most notably, the iPod/MP3 revolution has given people access to their vast libraries of music in their homes and cars. HD Radio will soon be a huge market force. As terrestrial radio stations convert to this

No. of Copies rec'd 0
List ABCDE

Marlene H. Dortch
June 29, 2007
Page 2

digital format, they will be able to offer listeners a much wider choice of listening options. Also, Internet radio is becoming increasingly popular. In other words, a merged Sirius/XM will not have the market power which it would have had just a few years ago. The "playing field" has changed dramatically since these services were launched.

In this plentiful environment, satellite radio remains a small player. Instead of blocking this merger out of unrealistic concerns that a merged Sirius/XM somehow will be able to dominate its market, regulators should move quickly to permit these two emerging companies to combine their operations. By so doing, they will be ensuring that satellite radio will have the resources to survive and continue developing innovative products and services in an intensely competitive environment. Obviously, that will be a big benefit for our society.

Respectfully submitted,

William G. Crutchfield, Jr.
Founder and CEO

AMERICAN TRUCKING ASSOCIATIONS
2200 Mill Road ★ Alexandria, VA ★ 22314-4677
www.truckline.com

★ *Driving Trucking's Success*

Richard D. Holcomb
General Counsel and Senior Vice President
for Law and Regulatory Affairs

June 21, 2007

Dear Secretary Dortch:

On behalf of the American Trucking Associations, Inc. ("ATA"), I write in support of the proposed merger of XM and Sirius. The satellite radio merger will produce many benefits for consumers in general and truckers in particular. Accordingly, ATA urges the Commission to approve the transaction.

Established in 1933, ATA is the largest national trade association for the trucking industry. Through its federation of other trucking groups, industry-related conferences, and its 50 affiliated state trucking associations, ATA represents more than 37,000 members representing every type and class of motor carrier in the United States. ATA serves the interests of more than nine million people and 420,000 companies involved in trucking before Congress, the courts, and regulatory agencies.

Truckers were among the first to embrace satellite radio and arguably have adopted it more quickly than the general public, making us particularly well qualified to evaluate what is good—and what could be better—about this particular audio entertainment option. Importantly, each satellite radio provider has introduced channels directed specifically at the trucking industry—"Open Road" (XM Channel 171) and "Road Dog Trucking Radio" (Sirius Channel 147)—each featuring content not available elsewhere. For example, ATA has worked with XM to support a semi-monthly program dedicated to initiatives by ATA's research branch, the American Transportation Research Institute ("ATRI") on truck safety and environmental issues,[1] and a weekly segment in which representatives of ATA's Technology and Maintenance Council

---

1 *See* Press Release, *ATRI To Be Regularly Featured On XM Radio's Dave Nemo Show*, May 1, 2006, *at* http://www.truckline.com (last visited Apr. 17, 2007).

Good stuff. TRUCKS BRING IT

... FAX: 703-683-3226 ★ rholcomb@trucking.org

Letter to The Honorable Marlene H. Dortch
June 21, 2007
Page 2

discuss maintenance, inspection, equipment specifications, and other technical issues.[2] Sirius subscribers, however, cannot access this programming—or Major League Baseball and other programming on XM—without also subscribing to XM, for a combined price of $25.90 per month. And XM subscribers cannot access other programming that is unique to Sirius, such as NASCAR and the National Football League, without similarly paying for both services.

The proposed merger will eliminate such problems and expand choices for all consumers, including truckers. Rather than being forced to choose between content that currently is exclusive to one satellite radio provider, consumers will gain access to packages offering the "best of both" services for significantly less than the current combined price. Meanwhile, consumers with more focused programming preferences who do not want all of this content will be able to obtain packages of fewer channels at a lower price than the $12.95 package which is the only one available today.

The merger will allow the companies to improve their services in other important ways. Combining their operations will result in savings for the two satellite radio providers and will free up additional capacity on their systems. This will enable the merged company to improve on services that are vital to truckers today, such as traffic and weather, and will facilitate the introduction of new offerings such as advanced data services that may likewise prove valuable. And more generally, the merger will allow the companies to become more efficient overall, ensuring that satellite radio can be a viable competitor in the increasingly competitive market for audio entertainment services.

ATA and the millions of people it represents look forward to the prospect of such benefits, and hope that the Commission will take them into account and approve the proposed satellite radio merger. Thank you for your consideration of these views.

Sincerely,

Richard D. Holcomb

---

2 *See* Press Release, *ATA's Technology & Maintenance Council to Debut on XM Satellite Radio*, *at* http://www.truckline.com (last visited Apr. 17, 2007).

2

Dear Ms. Dortch:

On behalf of the staff and entertainers of the Underground Garage Channel (an original Rock & Roll format), the Outlaw Country Channel (an original alternative Country format), and "It's The Wiseguy Show!" (an original talk show broadcast on the Uncensored Comedy Channel: Raw Dog), all of which I created and currently broadcast on Sirius Satellite Radio, I wish to express my strong support for the merger of Sirius and XM Satellite Radio (XM).

Since I create and currently broadcast successful programming in both Satellite and Traditional Broadcast Radio, I feel I am uniquely qualified to be objective about what I see clearly as a complementary relationship between the two media.

Traditional Radio will continue to serve the masses and their vast commercial needs, while Satellite will fulfill the ever-growing number of profoundly important niches, which include nothing less than the entire musical history of American culture. These niches, when separated into genres—the history of Rock & Roll, the history of Blues, the history of Jazz, the history of Gospel, etc.—are no longer commercially viable individually, but when offered in combination, are.

The merger will allow the subscription price of Satellite Radio, already quite reasonable in my opinion considering the vast amount of content delivered, to increase at a slower rate, if at all.

It will also allow for the elimination of duplicative programming, making more room for original content.

And finally, the merger will combine and focus the marketing budgets of the two companies which, at present, under-serve the new original content which requires more attention, more detailed explanation, and more publicity than the traditional musical genres the listening audience is used to.

In short, the merger will ensure that both companies, Sirius and XM, will be able to rise above mere survival and allow the new, combined company to have the security and strength to flourish and become a national institution and asset.

Nothing less than the preservation of American musical culture is at stake.

Respectfully submitted,

Steven Van Zandt

Comments of

Edwin Meese, III
Ronald Reagan Distinguished Fellow in Public Policy
and Chairman of the Center for Legal and Judicial Studies
The Heritage Foundation

and

James L. Gattuso
Senior Research Fellow in Regulatory Policy
The Heritage Foundation

On

Applications of Sirius Satellite Radio Inc. and XM Satellite Radio Holdings, Inc. for Consent to Transfer Control
MB Docket No. 07-57

Submitted to the

Federal Communications Commission

July 9, 2007

In accordance with the Public Notice issued by the Commission on June 8, 2007 we respectfully submit these comments on the applications of XM Satellite Radio Holdings Inc. and Sirius Satellite Radio Inc. for consent to transfer control of licenses in connection with their proposed merger. We believe that the proposed merger is consistent with the public interest, and the Commission should grant the applications.

Sirius and XM won their licenses in an FCC auction 10 years ago and began offering service in 2002 and 2001, respectively. Growth has been rapid, with combined subscribership nearing 14 million last year. But despite this growth, the firms have struggled financially. The cost of launching and maintaining satellites and other infrastructure is high; as is the cost of programming (Howard Stern alone costs Sirius some $100 million per year.) Neither XM nor Sirius has ever made a profit – Sirius lost $1.1 billion and XM $719 million, in 2006 alone.

By merging their operations, XM and Sirius hope to improve this financial performance. Among the benefits they foresee: accelerated development of new technologies as research budgets are combined and increased variety of programming due to increased channel capacity. In addition, the firms predict they will save $200-$400 million in costs. Of course, none of these benefits are guaranteed. In dynamic markets, no particular outcome is ever certain. Nor should it be – whether a particular business plan works is best determined by consumers in the marketplace[1]. The Commission's duty is to determine whether a proposed transaction is inconsistent with the public interest. Because of the dynamic competition in the audio entertainment market, there is little or no possibility of such harm from this proposed merger.

This January, the National Association of Broadcasters filed comments in the Commission's Quadrennial Regulatory Review proceeding declaring that "…there can be no reasonable doubt that the current media marketplace is robustly competitive, and indeed exploding at the seams with consumer choices for both delivery mechanisms and content."[2] It was right. Consumers today can choose among terrestrial radio, satellite radio, and – increasingly – Internet-based radio programming Excluding Internet programming, XM and Sirius account for only 3.4 percent of total radio listenership[3]. Moreover, other forms of audio entertainment compete for American ears. In fact, i-Pods and other MP3 devices, which have grown phenomenally in recent years, may be the biggest challenge to radio of any kind.[4]

Critics of the XM-Sirius merger, however, have argued that this competition doesn't count. Satellite radio, it is argued, is so different from these other alternatives that it is really a separate market all to itself. But is the satellite radio business really that distinct? To consumers, after all, radio is radio. They don't care how it gets there. Certainly, there are differences – terrestrial radio has more local programming and is free, while satellite radio is more specialized and is subscription based. But these differences do not mean that the two industry segments operate in separate markets. Instead, they are simply alternatives within the market from which consumers may choose. Such differences are not at all unusual in a healthy marketplace. In fact, rather than preclude competition between the segments, they foster it.

Critics have also argued that if competition does exist between satellite radio and broadcast radio, it is on a "one-way" basis. Specifically, they have argued that XM and Sirius compete with traditional radio in *local* markets, but that traditional radio doesn't compete with satellite for *national* programming. However, while broadcasters transmit signals locally, national programming – through networks and syndication – is commonplace. Critics also argue that competition is uneven because satellite radio is subscription-based and – unlike broadcasters whose ad-revenue depends upon ratings – doesn't lose money unless a customer drops his or her subscription. But does satellite radio really have a lock on consumers? A radio subscription isn't like an electric bill;

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[1] For this reason, the Commission should refrain from imposing any conditions on the proposed merger imposing price or service guarantees.

[2] Reply Comments of the National Association of Broadcasters "2006 Quadrennial Regulatory Review—Review of the Commission's Broadcast Ownership Rules and Other Rules Adopted Pursuant to Section 202 of the Telecommunications Act of 1996", , MB Docket No. 06- 121, at 34 (filed Jan. 16, 2007).

[3] "Arbitron: Satellite Radio Accounts For 3.4% Of All Radio Listening," RadioInk.com (http://www.radioink.com/HeadlineEntry.asp?hid=137022&pt=archive).

[4] See, Remarks of David Rehr, National Association of Broadcasters, National Press Club, October 4, 2006, p. 5 ("Who are our newer competitors?. On the radio side, we have satellite radio, Internet radio, iPods, other MP3 players, cell phones and others. How will we compete?").

2

few consumers see it as a “must-have”. If radio broadcasters provide enough of what they want, subscribers will leave.

The merger of XM and Sirius will not harm the public interest. Satellite radio is just one of an increasing array of audio entertainment choices available to Americans. Rather, the transaction offers a number of potential benefits to consumers, and increases competition. The Commission should not block this merger.

3

July 5, 2007

<u>ELECTRONIC FILING</u>

Dear Ms. Dortch:

Frank Sinatra Enterprises respectfully submits this letter in support of the proposed merger of Sirius Satellite Radio Inc. (Sirius) and XM Radio Inc. (XM). In April, 2006, Frank Sinatra Enterprises launched a channel on Sirius, entitled "Siriusly Sinatra," which is dedicated to the music, time and spirit of Frank Sinatra. Frank Sinatra Enterprises believes the proposed merger will greatly benefit consumers by making this exclusive programming available to more listeners.

"Siriusly Sinatra" is a 24-hour, seven-day-a-week, commercial-free channel that airs recordings covering Sinatra's entire career, as well as other artists from the big band, swing and traditional pop genres. The channel also provides exclusive programs, including "The Chairman's Hour," a program that is "hosted" by Frank Sinatra himself using archival material, and "The Nancy Sinatra Show," a weekly show hosted by Nancy Sinatra.

Frank Sinatra Enterprises understands that opponents of this merger claim that the merger of Sirius and XM will result in a monopoly that will harm consumers. Given the broad selection of products and services used by consumers to listen to Frank Sinatra's works, we have a hard time understanding this argument. The music of Frank Sinatra and other big band, swing, and traditional pop music is available on terrestrial radio, internet radio, and available for download to MP3 players.

We believe that the merger of Sirius and XM will greatly benefit consumers.

Marlene H. Dortch, Secretary
July 5, 2007
Page 2

Satellite radio has permitted Frank Sinatra Enterprises to create a unique format that provides consumers with commercial-free access to this classic genre of music and entertainment 24 hours a day not reliant on simply appealing to the lowest common denominator of a broadcast demographic. The merger of Sirius and XM will make this extraordinary programming available to many more listeners, including those who currently subscribe to XM. Understand that the merger also will make programming choices available to listeners on a more a la carte basis at lower prices. In our view, this will encourage more listeners to subscribe to satellite radio.

For these reasons, Frank Sinatra Enterprises strongly urges the FCC to approve the merger of Sirius and XM.

Respectfully submitted,

Robert A. Finkelstein

RAF/dm

8573 Olympic Boulevard, Los Angeles, California 90035 Telephone: (310) 289-0153 Fax: (310) 289-0165

In addition, the “Merger Resources” page of the updated internet website also contains links to the following letters and statements included on the internet website:

From: Charles Koch Manager American Honda Product Planning

1919 Torrance Blvd. Torrance, CA 90501

Dear Ms. Dortch: I am writing you on behalf of American Honda Motor Co. Inc. endorsing the petition of XM Radio Inc. and Sirius Satellite Radio, Inc. for a proposed merger of the two companies.

American Honda has been an active proponent and early Original Equipment Manufacturer (OEM) for the application XM Satellite Radio in our vehicles. XM Satellite Radio is now built into over 600,000 Honda and Acura vehilces in the U.S. combined on an annual basis. Our companies have also teamed up to develop and market real-time data services for consumers to utilize through their navigation systems, including real-time traffic information from XM.

While American Honda has seen early promise in this collaboration, it has become evident that satellite radio and digital satellite services must compete mightily in the U.S. with a wide array of burgeoning entertainment forms and an ever-widening list of technology participants who are delivering services in this space. American Honda customers have shown a desire to be able to utilize the entertainment and digital services presented by both companies, but are turned off by the high cost required to carry both services in order to access all the desired programming from both services they are seeking. What’s more: full access to both services requires doubling the hardware commitment costs to the consumer.

As a result, American Honda desires and the U.S. buying public is seeking relief from the imposed burden of these costs in the current marketplace. It is more than apparent to our company and our customers that this merger would benefit consumers immediately and in the long run by keeping access pricing affordable and is appropriate at this time.

Please let us know if you should have any questions.

Thank you.

Sincerely,

Charles Koch; Manager American Honda Product Planning

23

July 9, 2007

Marlene H. Dortch

Secretary

Federal Communications Commission

445 12th Street, S.W.

Washington, D.C. 20554

Re:	Consolidated Application for Authority to Transfer Control of XM Radio Inc.(“XM”) and Sirius Satellite Radio Inc. (“Sirius”), MB Docket No. 07-57

Dear Ms. Dortch:

On behalf of Hyundai Motor America, I ask you to approve the proposed merger of XM and Sirius.

As the manufacturer and distributor of a full line of XM-equipped vehicles, Hyundai is focused on constantly improving and expanding the audio entertainment options of its customers. Beginning in late 2006, we began offering XM Satellite Radio as standard equipment across our car models. We believe that the breadth of programming, digital sound quality and coast-to-coast coverage enhance the enjoyment of Hyundai vehicles.

A frustration for our customers, however, is that they cannot easily access the best programming from both satellite radio services. For example, without incurring additional installation hassles of a second radio receiver and paying a very high price, XM subscribers cannot receive programming unique to Sirius, such as NASCAR and the National Football League.

We understand that the merger will eliminate these issues by expanding programming choices and pricing options for all Hyundai customers. Rather than being forced to choose between content that currently is exclusive to one satellite radio provider, our customers will gain access to packages offering the “best of both” services for significantly less than the current combined price, as well as packages of fewer channels at much lower prices. This is especially important as Hyundai stands for providing a combination of design, quality and safety…and our customers demand a great value.

We believe that efficiencies realized from the merger will benefit our customers in other ways, as well. For example, the merged company will likely improve upon current in-vehicle services that support the driving experience, such as traffic and weather, and promote the introduction of exciting new services. It will also provide a more robust and stable platform for satellite radio generally, and maximize its prospects for success in the increasingly competitive market for audio entertainment services.

For these reasons, we believe that our customer’s interests and the public interest generally, will be served by approving the proposed XM-Sirius merger. We respectfully ask that the Commission approve the merger. Thank you for considering Hyundai Motor America’s views.

Please note, we request acceptance of this comment filed one day late due to internal logistical problems encountered yesterday. I also posted this late acceptance request to the FCC website yesterday.

Sincerely,

Wayne Killen
Director, Product Planning

2

CHARLES PHILLIPS	Corporate Headquarters	phone	650.506.1624
President	500 Oracle Parkway	fax	650.633.3222
	M/S 5opCEO
	Redwood Shores
	California 94065

July 2, 2007

VIA ELECTRONIC FILING

Marlene H. Dortch, Secretary

Federal Communications Commission

445 12th Street SW

Washington DC 20554

Re:	Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch:

Oracle, the world’s largest enterprise software company, is a strong proponent of the proposed merger of SIRIUS and XM. The applicants seek to combine two emerging players in the vibrantly competitive and constantly evolving market for audio entertainment services. By strengthening innovation and competition in audio entertainment, this merger will benefit existing satellite radio customers as well as millions of other consumers nationwide.

In particular, the merger of SIRIUS and XM will generate substantial efficiencies that will translate into faster development of new products and services. By joining their engineering teams, for example, the new company will achieve better results from their investments in research and development. This, in turn, will enable SIRIUS-XM to improve on a wide range of existing products. Looking forward, the combined company also will have the resources to introduce entirely new services, such as advanced data and telematics services, more rapidly and with greater capabilities than otherwise would be feasible. As a result, other competitors similarly will be incentivized to improve their own offerings.

Oracle believes that permitting this merger to proceed will be a boon for consumers and asks the FCC to process the parties’ applications as expeditiously as possible.

Respectfully,

LORAL
Space & Communications

600 Third Avenue
New York, NY 10016
(212) 697-1105

Executive Offices

July 9, 2007

VIA ELECTRONIC FILING

Marlene H. Dortch, Secretary
Federal Communications Commission
335 12th Street, SW
Washington, D.C. 20554

Dear Ms. Dortch:

On behalf of Loral Space and Communications ("Loral"), our satellite services subsidiary Loral Skynet, and our manufacturing subsidiary Space Systems/Loral (SS/L), I write in support of the proposed merger of Sirius and XM. We strongly believe that this merger will ensure that satellite radio remains a robust competitor in the audio entertainment marketplace for years to come.

Loral is a satellite communications company with activities in two primary areas: satellite services and satellite manufacturing. In 2000, we launched three direct-broadcast service (DBS), Digital Audio Radio Satellites (DARS) into highly elliptical orbits, and these satellites transmit Sirius's music, sports, entertainment, and talk content to its subscribers. We are also currently in the process of building additional satellites for Sirius and XM.

In our view, the audio entertainment marketplace is a robust and expanding industry. We believe this merger would allow satellite radio to better compete against other listening options. For example, we understand that consumers will have the opportunity to receive more channels, including the best of Sirius and XM. We have also been advised by Sirius that the companies will offer their customers the ability to receive fewer channels.

It is our view that the merger will not reduce the combined company's future demand for satellites. In fact, the merger may increase demand for satellites by providing a robust competitor in the audio entertainment marketplace and enhancing spectrum utilization.

Marlene H. Dortch, Secretary
July 9, 2007
Page 2

We strongly urge the Commission to allow this merger to proceed without intervention, so that suppliers and consumers will be able to benefit from a more competitive and vigorous audio entertainment marketplace.

Respectfully Submitted,

Michael B. Targoff
Chief Executive Officer,
Vice Chairman of the Board of Directors

Antitrust, Two-Sided Markets, and Platform Competition:

The Case of the XM-Sirius Merger

Scott Wallsten*

Abstract

Antitrust oversight is crucial for maintaining vibrant competition. Evaluating mergers of platforms carrying digital content such as the proposed merger of XM and Sirius, however, poses new challenges for antitrust officials. In particular, companies like these are platforms in two-sided markets that must find ways to attract subscribers and content. Both subscribers and content providers can choose among a variety of platforms. Moreover, the platforms themselves are dynamic in that they could potentially carry any digital information, not just the particular services they currently offer.

In short, a merger analysis of competing platforms that considers only a single component in this complex market is likely to reach an incorrect conclusion. In the case of the XM-Sirius merger, officials should consider not only subscribers, but also content providers, competing platforms, platforms that are potential competitors, and services the platforms in question may provide in the future that they do not today.

*

Scott Wallsten is a Senior Fellow and Director of Communications Policy Studies for The Progress & Freedom Foundation. The author wishes to thank Robert Hahn and Thomas Lenard for valuable comments, and Dan Britton for excellent assistance. The author is responsible for any mistakes, and the views expressed in this report are his own and do not necessarily reflect those of the PFF board, fellows, or staff. This paper was filed at the FCC on July 9, 2007 in the XM-Sirius merger proceedings.

1444 EYE STREET, NW ■ SUITE 500 ■ WASHINGTON, D.C. 20005 ■ PHONE: 202-289-8928

FACSIMILE: 202-289-6079 ■ E-MAIL: mail@pff.org ■ INTERNET: http://www.pff.org

Page 2	Progress on Point 14.14

1. Introduction

Competition among providers of communications services has brought enormous benefits to consumers and to the economy. Antitrust policy can help ensure a vibrant marketplace in which many firms compete and barriers to entry are low. Several factors, however, complicate merger analysis in many of these services.

First, many distributors of digital services operate platforms that must attract two sides of a market that exhibit network externalities in order to succeed. Analyzing a merger of platforms in a two-sided market is complex because the analysis must take into account both sides and the interrelated effects of a change in price on either side. Second, many of these platforms compete for participants in both sides of the market, further complicating an analysis. Finally, the platforms themselves are dynamic and because they can carry any information that can be translated into ones and zeros, they can change their business models to provide different types of services. Neither economic theory nor empirical research yet sheds much light on the competitive effects of platform mergers under these conditions.

The proposed merger between XM and Sirius provides an excellent opportunity to discuss these issues. These two companies currently provide radio services primarily over satellites.1 Both firms are platforms that must get subscribers and programming content on board, and be able to charge in such a way that they can cover their costs.

The content they distribute, however, is digital information. Consumers can obtain that content through other platforms and programmers can distribute their content through other platforms. Providers of valuable programming, such as the Howard Stern show, which airs on Sirius, have many options when deciding how best to distribute their material. Moreover, not only do these platforms compete with other platforms for radio subscribers and content, the digital nature of the material they distribute means that they are not locked in to providing radio services. Similarly, other platforms distributing digital information could offer radio services if there were a market for it.

Thus, when evaluating the proposed merger between XM and Sirius, antitrust officials face the difficult problem of sorting out a host of complex issues that have not yet been resolved theoretically or tested empirically.

In this paper I discuss these issues and explain some of the complexities in evaluating a merger like the one proposed by XM and Sirius. In particular, I first discuss two-sided markets and also consider the question of who, among the two sides and the platform, might hold any market power. I then turn to the issue of platform competition and the implications of a dynamic platform. I conclude by noting that antitrust officials should at least take note of these factors when evaluating the proposal and that they should be cognizant of the broad number of firms and industries with which these platforms interact and compete.

[1]	Both Sirius and XM also have terrestrial repeaters, primarily in urban areas.

Progress on Point 14.14	Page 3

2. Two-Sided Market Analysis

Satellite is a relatively new platform for delivering digital content to subscribers. As such, satellite operators face the classic problem of a platform in a two-sided market: they need subscribers to attract content, but they need content to attract subscribers.

A two-sided market is a market that requires a platform for different groups to interact and exhibits network externalities such that more participants from one group will encourage additional participants from the other group.2 For example, in order to succeed, credit card companies need some minimum number of cardholders and merchants. Without enough participating merchants few people will want to carry the credit card, and without enough people carrying the credit card few merchants will bother to accept it. Similarly, companies that make video game consoles need games that will run on their systems and consumers to buy the systems. Additional games available for a given system increases demand for the system and higher demand for the system increases incentives for people to invest in building games to run on the system.

Platform providers must figure out how to attract a sufficient number of members of the different groups and how to charge them in ways that will cover the costs of building and operating the platform. Because demand characteristics typically differ on the different sides of the market and because participation of one side affects the other side’s demand for the product, it is not immediately obvious what the platform should charge each side. To succeed, the prices charged to each side must together cover the costs of operating the platform, though the price charged to one side may be significantly higher than marginal cost and the price charged to the other significantly below.

The difficulty in building a platform for a two-sided market—indeed, the main reason to consider a market to be two-sided as opposed to a standard market in which a firm procures inputs and sells final goods—is the presence of network externalities. As explained above, the larger the number of participants from one side, the more incentive there will be for the other side to join, and vice versa. In other words, one problem in building the platform to such markets is finding ways to internalize these externalities.

As Hagiu (2006) explains, one way to internalize externalities is for the platform operator to build one side of the market in order to attract the other side.3 Video game makers, for example, do this when they introduce a new console by creating several new games themselves to ensure that gamers will buy the new product.

Similarly, satellite platforms must have sufficiently attractive content in order to attract

[2]

See, for example, Rochet, Jean-Charles and Jean Tirole. 2004. “Two-Sided Markets: An Overview” and Evans, David S. 2003. “The Antitrust Economics of Multi-Sided Platform Markets.” Yale Journal on Regulation, Volume 20.

[3]	Hagiu, Andrei. 2006. “Proprietary vs. Open Two-Sided Platforms and Social Efficiency.” AEI-Brookings Joint Center Working Paper: Washington, DC.

Page 4	Progress on Point 14.14

subscribers. Because of the need for content, the satellite companies have invested heavily in building and attracting programming.4 This investment is typified by Sirius’s much ballyhooed contract with shock jock Howard Stern, estimated to be upwards of $100 million per year.5 Thus, at the moment, these platforms can generally charge only one side (subscribers) and must pay heavily to get the other side (programming) “on board.”

Merger analysis in a two-sided market must consider both sides

Because each side of the market reacts to conditions and prices faced by the other, a merger analysis cannot look at either side of the market in isolation. In other words, an analysis must consider the joint effects of both sides of the market in order to estimate the net effects of a merger.

Merger analyses typically employ what is known as the SSNIP test: could the merged entity impose a small but sustainable, non-transitory increase in prices? That is, would the merged firm be able to profitably increase prices by (typically) five or ten percent and sustain those prices for some period of time? The SSNIP test is relevant in an analysis of a merger involving a two-sided market, but is more difficult to implement since a change in prices to one side will affect prices and demand on the other side as well.

For example, if a price increase by satellite operators reduced the number of subscribers then the platform would become less valuable to programmers. Because the potential audience has shrunk, sports leagues and celebrities like Howard Stern may demand higher payments to stay with the smaller network. Similarly, if a price increase boosted the platform’s profits, the owners of popular exclusive programming may demand higher payments. In other words, any potential additional profits earned by the merged firm’s price increase may be quickly taken by the programmers.

If there is market power, who holds it?

The reaction of programmers to a subscriber price increase raises another relevant issue to consider when evaluating a platform merger in a two-sided market: If there is market power, who holds it?

In the case of unique programming, such as Howard Stern or live sporting events, the platform that distributes the programming—especially one with relatively few subscribers—is unlikely to hold much market power. The large amount Sirius and XM pay for exclusive distribution rights is a testament to that point.

[4]	http://investor.sirius.com/downloads/2006AR.pdf
[5]	http://money.cnn.com/2004/10/06/news/newsmakers/stern_sirius/index.htm

Progress on Point 14.14	Page 5

The platform is valuable only to the extent that it can attract content that subscribers will value. Programmers, however, can choose among a large number of platforms to distribute their content, potentially allowing them to extract most of the rents from the distribution platform they choose.

In addition to facing analytical difficulties associated with two-sided markets, the platform itself faces competition, which has implications for antitrust analysis. The next section discusses platform competition.

3. Platform Competition

Modern communications platforms are unique in that they can distribute anything that can be broken down into bits of data. More standard platforms serve very particular purposes. Credit cards, for example, only facilitate financial transactions between buyers and sellers. While the number of possible financial transactions is almost endless, the platform serves a single purpose.

Platforms distributing digital services, however, are more general. Subject to bandwidth constraints, they can distribute radio, video, phone calls, email, and anything else that can be converted into ones and zeros.

This generality of the platform has two implications. First, consumers choose among a wide range of platforms from which to get various services.6 Second, over time many of these digital platforms can change the types of services they provide. As a result, barriers to entry into any particular service are likely to be low and firms can change their offerings fairly quickly to respond to changes in market conditions.7

Platforms compete for subscribers and content

Content distribution platforms compete for both sides of the two-sided market. They compete with each other for customers and with each other for content that will attract customers. Consumers and content providers have access to a large and growing number of platforms, which can be substitutes for each other.

Consumers choose among satellite providers, standard terrestrial radio offerings, Internet radio, and even personal music delivery platforms like iPods. And the number of such platforms continues to increase. Sprint offers streaming radio over its high-

[6]	This phenomenon is called “multihoming” in the two-sided markets literature. See Rochet, Jean-Charles and Jean Tirole. 2004. “Two-Sided Markets: An Overview” and Roson (2005).
[7]

If the platform is used to provide programming, then the costs of entry will depend in part on the costs of acquiring this programming. In that case, the analysis must focus also on competition in programming.

Page 6	Progress on Point 14.14

speed wireless services,8 and is building out a WiMax network that may be able to support streaming music and video.9 A new company called Slacker is poised to offer music using existing Ku band satellite services.10

DirecTV and Dish currently distribute XM and Sirius, respectively, over their networks, demonstrating that those video satellite services represent other possible platforms for delivering radio programming. If a merged XM-Sirius were to increase prices in a way that could potentially earn monopoly rents, DirecTV or Dish could conceivable choose to offer their own programming to take advantage of that entry opportunity.

Content providers, meanwhile, choose among a wide variety of platforms over which they can distribute their content. As discussed earlier, XM and Sirius attempt to differentiate themselves from each other and from other platforms by bidding for exclusive programming at great cost. XM and Sirius, however, do not own that content. Howard Stern at Sirius or Oprah and Major League Baseball at XM could negotiate new contracts with other platforms. If a merged XM-Sirius increased its prices, an existing platform such as DirecTV or Dish may see an opening to provide similar services and make a better offer for that programming.

The point here is that not only do subscribers have choices of platforms, so, too, do the providers of valuable content. Analyzing the net effects of a merger on all aspects of this competition is complicated.

Digital platforms can compete by changing their business model

Another complication in a merger analysis in this situation is that the platforms themselves are not static. A platform that delivers digital content can change its business model to provide services that the market may value more highly than its current offerings.11 As a result, a firm offering radio today may offer a different service tomorrow.

Consider, for example, Ku band satellite, which operates in the microwave band of frequencies. The Ku band was originally used by broadcast networks to provide video feeds to their affiliates.12 Today, while still primarily used for broadcasting satellite television, it is poised to become a platform that also provides radio and music services to subscribers through a new company called Slacker, as discussed above.

Because the services a platform can offer are not fixed, an antitrust analysis should

[8]

https://manage.sprintpcs.com/Manage/portal/!ut/p/_s.7_0_A/7_0_AFHH/.cmd/ad/.ar/sa.spf_ActionListener/.c/6_0_310/.ce/7_0_50NJ/.p/5_0_18L/.d/2?PC_7_0_50NJ_spf_strutsAction=%212fselectFolder.do%213 fbreadCrumbLevel%3D0%2126folderId%3DMultimedia#7_0_50NJ

[9]	http://news.com.com/2102-7351_3-6103119.html?tag=st.util.print
[10]	http://blog.wired.com/music/2007/03/slacker_steals_.html
[11]	Regulatory rules may make such changes difficult. For example, regulatory rules may limit certain spectrum to certain uses. Such regulations may not be economically efficient.
[12]	http://www.tech-faq.com/ku-band.shtml

Progress on Point 14.14	Page 7

consider not only the services currently offered, but also those that might be offered in the future. In other words, how does a merger affect innovation in the platform and in the content that can be provided through it?

Satellite firms now use their bandwidth and technology to deliver primarily radio programming, but there is no reason they would continue to do so forever. DirecTV and the Dish Network now primarily distribute video programming but have expressed interest in providing high-speed Internet services.13

Similarly, XM and Sirius primarily distribute radio programming, but could provide other services in addition to (or ultimately instead of) radio. Indeed, Sirius recently announced an agreement with Chrysler to provide video in new minivans.14 A combined XM-Sirius might together have enough spectrum to compete more directly with cable, satellite television companies, and perhaps other wireless companies.

Antitrust analysis must therefore address several crucial questions. Would one or both of the firms choose to provider services other than radio if they do not merge? Similarly, what would a merged entity be able to offer that neither could offer by itself? Does a merger make such changes more or less likely? How would such changes affect consumers over time?

The essential point is that a digital platform cannot necessarily be defined by the services it provides at the moment. A more dynamic definition must also take into account not only other platforms that could provide the service in question, but also other ways the platform could be used in the future.

4. Conclusion: Antitrust Analysis In the Presence of Platform Competition and Two-Sided Markets is Complex

In the economics literature on two-sided markets, the ability for at least one side to choose among platforms is called “multi-homing.” As several studies have noted, multi-homing complicates analysis and has ambiguous implications on price structures.15 Roson (2005) notes in a survey of the literature on two-sided markets that “adding multihoming makes the formulation and analysis of two-sided markets considerably more complex.16 To keep the analysis tractable, many authors just assume, on the basis of specific characteristics of the market at hand, which market side multihomes.”

[13]

The DBS providers bid for spectrum presumably for the purpose of providing broadband Internet connections, but were unsuccessful in the AWS auction. Recent reports suggest that these providers may ally with Clearwire to provide broadband services. http://www.hollywoodreporter.com/hr/content_display/business/news/e3i6337374c02990aa351ec4a62c892f1e1

[14]	http://www.usatoday.com/money/autos/2007-03-29-siri-chrysler-tv_N.htm
[15]

See, for example, Rochet, Jean-Charles and Jean Tirole. 2004. “Two-Sided Markets: An Overview” and Evans, David S. 2003. “The Antitrust Economics of Multi-Sided Platform Markets.” Yale Journal on Regulation, 20.

[16]	Roson, Roberto. 2005. “Two-Sided Markets: A Tentative Survey.” Review of Network Economics, 4:2, pp. 142-160.

Page 8	Progress on Point 14.14

In short, two sided markets make antitrust analysis complex and platform competition and multi-homing further complicate the analysis. To make matters worse, little theoretical research has explicitly investigated the case in which both sides of the market can multi-home, almost no empirical research on two-sided markets yet exists, and, to my knowledge, no research has addressed dynamic platforms.

In the long run, more research is necessary to carefully consider these issues given the increasing importance of communications technologies and the ways in which their delivery is converging. In the short run, merger officials should take care to carefully take into account both sides of the platform when considering proposed mergers, recognize that the definition of the platforms themselves is rather dynamic, and whether any market power that exists is held by the platform or by one of the sides that uses the platform.

In short, a merger analysis of competing platforms that considers only a single component in this complex market is likely to reach an incorrect conclusion. In the case of the XM-Sirius merger, officials should consider not only subscribers, but also content providers, competing platforms, platforms that are potential competitors, and services the platforms in question may provide in the future that they do not today.

Such issues are likely to arise with increasing frequency given the growing number of digital platforms and services. Researchers and policymakers should put more effort into developing ways of rigorously analyzing antitrust decisions under these conditions.

Progress on Point 14.14	Page 9

The Progress & Freedom Foundation is a market-oriented think tank that studies the digital revolution and its implications for public policy. Its mission is to educate policymakers, opinion leaders and the public about issues associated with technological change, based on a philosophy of limited government, free markets and civil liberties. The Foundation disseminates the results of its work through books, studies, seminars, conferences and electronic media of all forms. Established in 1993, it is a private, non-profit, non-partisan organization supported by tax-deductible donations from corporations, foundations and individuals. PFF does not engage in lobbying activities or take positions on legislation. The views expressed here are those of the authors, and do not necessarily represent the views of the Foundation, its Board of Directors, officers or staff.

The Progress & Freedom Foundation ■ 1444 Eye Street, NW ■ Suite 500 ■ Washington, DC 20005

voice: 202/289-8928 ■ fax: 202/289-6079 ■ e-mail: mail@pff.org ■ web: www.pff.org

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

In the Matter of:	)
)
Sirius Satellite Radio Inc. and	)
XM Satellite Radio Holdings	)	MB Docket No. 07-57
Seek Approval to Transfer Control of	)
FCC Authorizations and Licenses	)

To: The Commission

COMMENTS OF PUBLIC KNOWLEDGE

Public Knowledge submits these comments in response to the Public Notice1 in the above docketed proceedings. If the proposed merger withstands antitrust analysis, Public Knowledge supports the merger subject to conditions that will result in greater program diversity, increase consumer choice and keep prices in check.

[1]	Public Notice, FCC DA Docket No. 07-2417 (released Jun. 8, 2007).

i

I.	INTRODUCTION AND SUMMARY

The merger of XM Satellite Radio and Sirius Satellite Radio presents a dilemma for public interest advocates. On one hand, the only two providers of satellite radio services are seeking to consolidate, which raises questions about the impact on prices and choice for consumers. On the other hand, competition has left both services weakened in a world where Internet radio, HD Radio, cable radio and other multichannel music, entertainment and information services have become increasingly popular.

In making its decision, the Commission should consider the merger based not on the companies’ past financial decisions, but on the impact the merger would have on consumers and the benefits it could provide to the public. If the proposed merger survives the scrutiny of an antitrust analysis, the only pertinent questions are 1) whether the merger would benefit the public interest, and 2) whether denying the merger would harm consumers. Absent a merger, the two companies would likely avoid investing in programming that meets the needs of underserved communities. In contrast, a merged company could provide more diverse programming at better prices. It is important, however, to require certain safeguards that will ensure that the benefits of the merger will be passed on to consumers. Thus, the merger should only be approved subject to the following conditions:

•	the new company supplies consumers with pricing choices such as a la carte or tiered programming;

•	the new company makes 5% of its capacity available to non-commercial educational and informational programming over which it has no editorial control; and

•	the new company does not raise prices for three years after the merger is approved

In addition, Public Knowledge urges the Commission not to impose two other conditions on this merger. First, it should not place any limits on satellite radio providers’ ability to broadcast local programming. The increased provision of local traffic, weather, and emergency information would be an obvious benefit to the public, and increased competition in local programming would likely improve its quality.

Second, the merger should not be conditioned on regulations that would limit consumers’ ability to record programming. Such restrictions would be tantamount to repealing the Audio Home Recording Act,2 which specifically protects a consumer’s ability to record digital music.

Despite the benefits of a merged XM/Sirius, some have cited the failed 2002 merger of Echostar and DirecTV as a reason for denying this merger. There are striking differences between the failed Echostar/DirecTV merger and the proposed XM/Sirius merger. Notably, the market is significantly different. In the five years since the failed Echostar/DirecTV merger, the audio entertainment market has grown to include a variety of competitors, including terrestrial radio, HD Radio, Internet Radio, and MP3 players, and new competitors on the horizon.3

Finally, it should be noted that the National Association of Broadcasters (NAB) is one of the most vocal opponents of the merger.4 This opposition is hypocritical and anticompetitive. If satellite radio did not compete directly with terrestrial radio, it is doubtful that the NAB would take such pains to voice their concerns.

[2]	Audio Home Recording Act of 1992, Pub. L. No. 102-563, 106 Stat. 4237.
[3]

For example, Slacker is in the process of offering a mobile internet radio service. See, e.g., Associated Press, Start-Up Launches ‘Personal Radio’ Service, Mar. 14, 2007, available at http://online.wsj.com/article/SB117388069334336810.html.

[4]

Statement of Peter H. Smyth, President and CEO of Greater Media Inc. On Behalf of the National Association of Broadcasters, Digital Future of the United States: Part II—The Future of Radio. Hearing before the House Committee on Energy and Commerce, 110th Congress, 1st Sess. (2007) available at

http://www.nab.org/AM/Template.cfm?Section=Press_Releases1& CONTENTID=8384&TEMPLATE=/CM/Conte ntDisplay.cfm.

II.	THE PROPOSED MERGER IS IN THE PUBLIC INTEREST

Public Knowledge understands that additional information is required to determine whether the proposed merger will survive antitrust analysis.5 Essentially, approval of the merger hinges upon the definition of the relevant product market. Several studies have concluded that the relevant product market includes a wide range of competing products and services and that the merger has the ability to provide significant benefits to the public.6 If this is the case, the Commission should revoke the 1997 licensing rules specifying that a single satellite company should not control both licenses, and approve the merger under conditions which promote diversity, preserve consumer choice and keep prices in check.7 These conditions are necessary to ensure that when the merger results in increased efficiencies alongside any market concentration, consumers inherit the benefits of these efficiencies without suffering the side effects of any concentration.

Such a merger would be in the public interest, providing more benefits to the public than an outright denial. Given the financial state of both companies, the slowing growth of their customer base, and the increasing competition in the market, it appears likely that in the absence of a merger, both services will not invest in new and diverse programming. In contrast, a stronger merged company will allow for more diverse programming, and will ultimately improve consumer choices.

[5]

A former official of the Department of Justice’s Antitrust Division apparently agrees with this assessment. See Statement of Charles E. Biggio, Wilson Sonsini Goodrich & Rosati, PC Before the Antitrust Task Force, Committee on the Judiciary, United States House of Representatives Concerning Competition and the Future of Digital Music, Feb. 28, 2007. (“Right now, we do not have all the facts necessary to determine the legality of the merger.”).

[6]	See Comments of Furchtgott-Roth Economic Enterprises, FCC MB Docket No. 07-57 (Jun. 27, 2007); Comments of Thomas Hazlett, FCC MB Docket No. 07-57 (Jun. 14, 2007).
[7]

The language prohibiting the combination of the two licenses may not constitute a binding rule. The FCC currently seeks comment as to whether language in the 1997 Order establishing the Satellite Digital Audio Radio Service that prohibited combining the licenses constitutes a binding rule that should be waived, modified or repealed. See Notice of Proposed Rulemaking, FCC Docket No. 07-119 (released Jun. 27, 2007).

Over the past several years, both XM and Sirius have consistently lost money, and experienced stunted subscriber growth.8 These trends have crippled the companies’ abilities to invest in alternative programming and programming for underserved communities. For example, in 2005, XM dropped almost all of its world music channels, including one devoted entirely to African music. It also replaced its alternative Spanish-language music programming with more popular Spanish fare. Attracting the largest number of listeners while managing the high fixed costs of operating a satellite service will continue to make it difficult for each service, with its relatively small subscriber bases, to take chances on alternative programming and/or lower prices. In contrast, combining the companies and their subscriber bases would allow the new company to eliminate the costs of producing duplicative channels. For example, producing one sixties channel instead of two will allow resources to be allocated to generate underserved programming. Public interest groups that advocate for minorities recognize support this merger, recognizing the potential it creates for more diverse programming platforms.9

As discussed below, these efficiencies would also allow the new company, subject to the Commission’s action, to provide increased local news and public affairs programming to listeners. Furthermore, the merged company would be able to give consumers access to exclusive programming that they currently cannot receive without subscribing to both services.

[8]

See, e.g., Craig Moffett, XMSR and SIRI: Where to from here? BERNSTEIN RESEARCH, Feb. 20, 2007, 8-13 (showing projected losses and declining net subscriber growth for both companies). See also Richard Siklos and Andrew Ross Sorkin, Merger Would End Satellite Radio’s Rivalry, N.Y. TIMES, available at http://www.nytimes.com/2007/02/20/business/media/20radio.html (noting combined $6 billion in losses and slower-than-expected growth). One business and technology writer has surmised that many consumers have hesitated to subscribe to satellite radio services “because they didn’t know which company would survive.” James Surowiecki, Satellite Sisters, THE NEW YORKER, Mar. 19, 2007.

[9]

See Comments of Hispanic Federation. FCC MB Docket No. 07-57 (Jun. 5, 2007); Comments of African Methodist Episcopal Church, FCC MB Docket No. 07-57 (Jun. 11, 2007); Comments of Women Impacting Public Policy, FCC MB Docket No. 07-57 (Jun. 12, 2007); Comments of National Council of Women’s Organizations, FCC MB Docket No. 07-57 (Jun. 20, 2007).

It should be noted that even within a larger defined market, this merger will increase market concentration to some extent. Existing satellite subscribers may have significant switching costs, and will certainly have no perfect substitutes. To ensure that the efficiencies from the merger will in fact result in greater program diversity, increased consumer choice, and better pricing, the merger should only be approved subject to the following three conditions:

Consumer Choice: The new company should make tiered program choices available to its customers. For example, the new company could offer a music tier or a sports tier that would cost less than subscribing to the entire service.

Non-Commercial Set Aside: The new company should make available 5% of its capacity for noncommercial educational and informational programming over which it will have no editorial control. There is precedent for this kind of non-commercial set-aside.10 This would ensure a diversity of programming choices and would grant access to a national service to programmers who otherwise would be unable to reach the public on a national level. As with the DBS set-aside, the new company should be prohibited from filling it with programmers already on its system, and no non-commercial programmer would be able to control more than one of these channels.

Three-Year Freeze on Price Increases: Because of the expected gains from the merger and because competing services are still nascent, the new company should be prohibited from raising prices from its current rate of $12.95 per month for three years after the merger is approved. Nor should subscribers be required to pay additional fees to receive a small amount of exclusive content from the other company.11

In addition to implementing these conditions, the new company should bear the burden of demonstrating that it requires all 25 MHz currently allocated to satellite radio. Since the new company should operate more efficiently, it should be required to demonstrate that its ownership of this spectrum is in the public interest.

[10]

Existing law requires a direct broadcast satellite provider to “reserve a portion of its channel capacity, equal to not less than 4 percent nor more than 7 percent, exclusively for non-commercial programming of an educational or informational nature.” 47 U.S.C. § 335(b)(1).

[11]

Public Knowledge understands that the new company intends to offer consumers three programming plans soon after the merger is complete. The first plan will allow consumers to subscribe a tier of fewer channels, such as a sports tier, at a price lower than $12.95. The second plan allows consumers to maintain their current programming at the same cost of $12.95. The third plan, for example, would give XM subscribers their current XM programming, plus selected content currently exclusive to Sirius, and vice versa. None of these packages should be subject to price increases over the next three years.

III.	THIS MERGER SHOULD NOT INCLUDE ANY CONDITIONS THAT WOULD LIMIT SATELLITE RADIO FROM PROVIDING LOCAL PROGRAMMING

The broadcast industry currently enjoys a monopoly on local radio programming. While satellite radio providers are generally prohibited12 from providing local programming, other audio entertainment providers are not capable of real-time, mobile transmissions. Over the past several years, the broadcast industry has focused on maintaining its monopoly on local programming, attempting to use the Commission and Congress to prevent satellite radio from providing local programming, such as weather, traffic, and emergency information.13 Clearly, one of the broadcast industry’s incentives for opposing the merger is to develop conditions that would, if not entirely prohibit satellite radio from providing local programming, prevent any increase in that programming. Under the guise of saving local radio, the broadcast industry seeks to have the government prohibit more local radio, thereby perpetuating its own comfortable monopoly. This merger puts front and center the debate over whether broadcasters should have a monopoly over local programming.

Therefore, Public Knowledge urges the Commission to initiate a rulemaking to determine whether it is in the public interest to maintain current prohibitions on satellite radio’s provision of local programming.

The anticompetitive restriction that currently prohibits satellite radio from providing local programming has already forced consumers to accept what many believe to be a dearth of quality

[12]

The relevant restriction prohibits satellite broadcasters from using terrestrial repeater networks to provide local programming. See XM Radio, Inc., Application for Special Temporary Authority, 16 FCC Rcd. 16781 (2001).

[13]	See, e.g., the Local Emergency Radio Service Act of 2007, H.R. 983, 110th Cong. (2007).

(if any) local programming on broadcast radio.14 As long as broadcasters continue to enjoy a monopoly on local programming, there is no incentive to improve the quality of that local programming.15 Competition in the local programming market would push broadcasters and satellite radio alike to deliver up-to-date, accurate traffic and weather and high quality, substantive news reports and other programming that meets the needs of local communities.

IV.	THIS MERGER SHOULD NOT BE CONDITIONED ON ANY LIMIT ON CONSUMERS’ RIGHT TO RECORD SATELLITE RADIO

For almost two years, the recording industry and XM Satellite Radio have been engaged in a battle over whether XM should pay an extra licensing fee for selling a receiver that allows consumers to record blocks of programming and disaggregate them into individual songs. Meanwhile, the recording industry has attempted to force XM to embed technological protection measures that would prohibit this activity. This dispute is the subject of an ongoing lawsuit in the Second Circuit16 and pending legislation in the Senate.17

Public Knowledge is concerned that the recording industry may attempt to use this merger as an opportunity to limit consumers’ ability to record satellite transmissions. Consumers have

[14]

See, e.g., Statement of FCC Commissioner Michael J. Copps, dissenting, re Review of the Commission’s Broadcast Ownership Rules (Jun. 2, 2003), http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-235047A9.pdf (commenting on the consolidation of local radio ownership: “Diversity of programming suffered. Homogenized music and standardized programming crowded out local and regional talent. Creative local artists found it ever more difficult to obtain play time. Editorial opinion polarized. Competition in many towns became non-existent as a few companies bought up virtually every station in the market.”); Statement of FCC Commissioner Jonathan S. Adelstein, dissenting, re Review of the Commission’s Broadcast Ownership Rules (Jun. 2, 2003), http://hraunfoss.fcc.gov/edocs_public/attachmatch/DOC-235047A8.pdf; See also Jonathan Rintels and Philip M. Napoli, Ph.D. “Ownership Concentration and Indecency in Broadcasting: Is There a Link?” (2005), available at http://www.freepress.net/docs/ownership_indecency.pdf.

[15]

A condition limiting local programming via satellite radio should not be imposed even though Sirius CEO Mel Karmazin recently testified that the new company would have no interest in providing such programming. Such a condition would limit the ability of any future satellite radio service or any entity that might in the future purchase the new company to provide local programming, giving broadcasters a “state-sanctioned monopoly control” over local programming.

[16]	See Atlantic Recording Corp. v. XM Satellite Radio, Inc., No. 06 Civ. 3733 (S.D.N.Y. Jan. 19, 2007).
[17]	Platform Equality and Remedies for Rights Holders in Music (PERFORM) Act of 2007, S.256, 110th Cong. (2007).

been permitted to record radio transmissions since the invention of the tape player, and that ability is specifically protected under the Audio Home Recording Act, 17 U.S.C. § 1001 et seq., which prohibits any copyright infringement action based on the manufacture, importation, or distribution of a digital audio recording device, a digital audio recording medium, an analog recording device, or an analog recording medium, or based on the noncommercial use by a consumer of such a device or medium for making digital musical recordings or analog musical recordings. (Emphasis added.)

The recording industry has questioned whether the Audio Home Recording Act should be repealed or revised in light of the changing technological landscape. While these might be legitimate questions for Congress, it is not appropriate to address them in the context of a merger. Moreover, the federal courts have already ruled that the Commission does not have the power to require particular technological design mandates in the absence of express Congressional authority.18 Nor can the Commission require XM to pay a licensing fee for selling receivers that allow consumer recording that is lawful under the Audio Home Recording Act.

V.	THE FAILED 2002 MERGER OF DIRECTV AND ECHOSTAR DOES NOT PROVIDE A BASIS FOR DENYING THE MERGER OF XM AND SIRIUS

Some opponents19 of the proposed XM/Sirius merger have argued that the merger should be denied based on its similarity to the failed merger of the direct broadcast satellite (DBS) providers Echostar and DirecTV. Upon closer examination, it is clear that this argument is not only a misguided attempt to capitalize on superficial similarities; it also ignores significant differences between the two mergers. When carefully considered, these distinctions illustrate that the failed 2002 Echostar/DirecTV merger is not instructive when analyzing the proposed merger.

[18]	Am. Library Assoc. v. FCC, 406 F.3d 689 (D.C. Cir. 2005).
[19]

See, e.g., Statement of David K. Rehr, President and CEO, Nat’l Ass’n of Broadcasters. Hearing on Competition and the Future of Digital Music. United States House of Representative, Committee on the Judiciary Antitrust Task Force, Feb. 28, 2007, available at http://judiciary.house.gov/media/pdfs/Rehr070228.pdf, Statement of Dr. Mark N. Cooper, Director of Research, Consumers Fed’n of Am. Hearing on Competition and the Future of Digital Music. United States House of Representative, Committee on the Judiciary Antitrust Task Force, Feb. 28, 2007, available at http://judiciary.house.gov/media/pdfs/Cooper070228.pdf.

The most fundamental difference between the mergers is the shape and definition of the relevant product market. In 2002, when the Echostar/DirecTV merger was denied, consumers’ options for multichannel video programming were drastically different. Neither telephone companies nor webcasters were providing any significant multichannel video services. Today, however, the landscape is quite different. For example, Verizon’s FiOS, AT&T’s U-verse, and Virtual Digital Cable, an internet video-streaming company, are new alternatives to cable that provide additional ways for consumers to receive multichannel video services.

Similarly, there have been major changes in the audio programming market. Industry-wide competition over the past five years has prompted automobile dealers to insert iPod jacks in new vehicles and cellular phone companies to provide mobile music services. Further innovation growing out of this competition has led to the development of WiMax and other mobile Internet services, giving consumers yet another option for listening to audio programming of their choice.20 Accordingly, today’s XM and Sirius, unlike the Echostar and DirecTV of 2002, are a small part of a highly competitive audio entertainment industry that has expanded over the last five years to include not only terrestrial radio broadcasting, but also HD Radio, mobile Internet radio, and other mobile audio services such as MP3 players and cellular telephones.

[20]

For example, Slacker aims to provide mobile radio via satellite and demonstrates the direction that competition fueled-innovation can take. See See, e.g., Associated Press, Start-Up Launches ‘Personal Radio’ Service, Mar. 14, 2007, available at http://online.wsj.com/article/SB117388069334336810.html. See also infra note 6.

[21]	Application of EchoStar Commc’ns Corp., Hearing Designation Order, 17 FCC Rcd 20559 (2002).

Additionally, several of the Commission’s own reasons21 for denying the Echostar/DirecTV merger are not applicable to the proposed merger:22

No Merger to Monopoly: The Commission found that the Echostar/DirecTV merger would be a merger to monopoly in rural and other areas where consumers did not have access to cable.23 Here, as there are a significant number of competitors available to consumers, rural customers included, the XM/Sirius merger would not result in a monopoly.

Free Market Competition will Continue to Thrive: The Commission denied the Echostar/DirecTV merger in part because the companies proposed a complex “national pricing” regime24 to protect consumers against price inflation,25 stating that “[i]t would be costly and difficult for the Commission” to monitor and enforce the proposed pricing system.”26 By contrast, the proposed merger would require no complex pricing plan. Instead, Public Knowledge proposes a simple condition requiring the merged company to maintain the current price of $12.95 per month for three years. Beyond this, competition from already vibrant national competitors such as terrestrial radio, MP3 players, and Internet radio will force the merged company to keep prices low, without a need for additional Commission oversight.

Differences in multichannel video and audio services further distinguish the proposed merger from the failed 2002 Echostar/DirecTV merger. Most revealing is that many, if not most, subscribers to cable and DBS purchase these services in order to receive better (or any) local TV reception.27 Thus, “free” over-the-air TV has had little effect on the price of multichannel video services, as consumers do not consider one a replacement for the other, but rather subscribe to the multichannel services as a means to receive the free services. This is not the case with multichannel audio services. With some rare exceptions, XM and Sirius do not carry local radio stations, and consumers subscribe to those services only because they are willing to pay for content that terrestrial broadcasters do not carry. However, should satellite radio prices rise significantly or competitors (such as terrestrial radio) provide cheaper, comparable content, consumers will be unlikely to continue to subscribe to XM or Sirius.

[22]

See Comments of League of Rural Voters, MB Docket No.07-57 (Jun. 21, 2007) (filing a study entitled “Sirius/XM vs. Echostar/DirecTV: A Fundamentally Different Merger for Rural Consumers), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6519533927.

[23]	Id at ¶ 99.
[24]

It is useful to note that the “national pricing” plan was proposed to answer concerns about a lack of competition in the multichannel video market. Here, where satellite radio makes up only a small portion of the audio entertainment market, vibrant competition supersedes any need for a pricing system.

[25]	Id at ¶ 178—179.
[26]

Id. at ¶ 183. The Commission also stated that effective enforcement of the pricing plan would require “extensive regulatory oversight, extending to tens of thousands of equipment retailers.” Id. at ¶ 184.

[27]	Before DBS providers were required to carry all local stations if they carried one such station, many rural residents would subscribe to get access to television of any kind, whether local or not.

Lastly, it is important to note that, in hindsight, denying the Echostar/DirecTV merger did not necessarily benefit consumers. Supporters of that merger argued that one strong satellite TV company would provide better competition to incumbent cable providers than two weak companies. Nevertheless, the merger was denied.28 As a result, cable prices have continued to increase, and the two separate, weak, DBS companies lack the capacity to provide broadband service that can truly compete with cable.29

In this context, the parallels between Echostar/DirecTV and XM/Sirius are significant: one strong satellite radio company will compete with radio broadcasters, forcing them to provide better, more diverse programming and fewer commercials, particularly as broadcasters provide multiple HD Radio streams. As broadcasters are acutely aware, two weak companies are less able and unlikely to provide any competitive or political pressure on broadcasters.

VI.	THE BROADCAST INDUSTRY’S OPPOSITION TO THE MERGER IS HYPOCRITICAL AND ANTICOMPETITIVE

Claiming that it “fully supports competition on a level playing field,” the National Association of Broadcasters opposes this merger for a variety of reasons, including the argument that it would result in “state-sanctioned, monopoly control over the 25 MHz of spectrum allocated to satellite radio service,” that it “will not provide sufficient…public interest benefits,”

[28]

Some have speculated that the opposition of News Corporation, which had sought to purchase DirecTV, was very influential in this decision. See, e.g., Jeffrey Chester, Murdoch Adds to Empire with Control of DirecTV, ALTERNET, May 20, 2003, available at http://www.mindfully.org/Reform/2003/Murdoch-Empire-DirecTV10apr03.htm; Laura M. Holson and Seth Schiesel, Diverse Groups Opposes Echostar-DirecTV Deal, N.Y. TIMES, Jan. 30, 2002.

[29]

For example, the separate DBS companies lacked the resources to bid successfully for new Advanced Wireless Services spectrum, access to which might have given them adequate broadband capacity to become a competitor to cable.

and that it is “a government bailout for questionable business decisions.”30 Among the many ironies in the NAB’s opposition to this merger31 is the broadcast industry’s current pursuit of FCC relief allowing consolidation,32 a movement motivated by the supposedly uncertain and deteriorating financial state of the broadcast industry.33

The NAB’s opposition to the proposed merger is simply the last in a very long history of broadcaster efforts to place regulatory roadblocks in the path of the satellite broadcast industry.

A. The NAB has opposed the development of satellite radio since licenses were first issued.

As early as 1982 the NAB filed suit against the Commission in an effort to prevent the authorization of satellite radio (then called Digital Audio Radio Service, or DARS) and television. In 1994, the NAB opposed the issuing of licenses for operating any satellite radio technology (which was then called SDARS). In 1995, in an attempt to block issuance of SDARS licenses, the NAB filed reports from Kagan Research and Strategic Policy, arguing that that satellite radio “will fragment radio audiences and make local radio unprofitable.” In 1997, even after SDARS licenses were awarded, the NAB continued to complain to the Commission about the grave damage to terrestrial radio from authorization of SDARS.34

[30]

Statement of David K. Rehr, President and CEO, National Association of Broadcasters, Hearing on Competition and the Future of Digital Music, United States House of Representatives, Committee on the Judiciary, Antitrust Task Force, Feb. 28, 2007.

[31]

See Gigi Sohn, From the Unmitigated Gall Department, PUBLIC KNOWLEDGE POLICY BLOG, http://www.publicknowledge.org/node/836. For example, despite its alleged desire for a “level playing field,” the NAB is actively opposing any and all efforts to require their members to pay the same “performance” fees to artists that webcasters and satellite radio pays, going so far as to call that fee a “performance tax.” See also http://www.publicknowledge.org/node/850.

[32]

Fears that granting the XM/Sirius merger will result in automatic approval for all future digital media mergers are unfounded. This merger, like all mergers, is attended by a unique set of facts that must be considered in determining if it is in the public interest. In contrast, the level of consolidation achieved in the terrestrial broadcast market has had demonstrable effects against the public interest.

[33]

See, e.g., Shira Ovide, Clear Channel’s Profit Declines 54%, WALL STREET JOURNAL, Feb. 24, 2007 at A6; Associated Press, Earnings Preview: CBS Corp, available at http://www.chron.com/disp/story.mpl/ap/fn/4583381.html, Feb. 26, 2007 (noting losses in the “troubled radio unit,” apparently caused by “stagnation in the overall radio market”), Comments of the National Association of Broadcasters, FCC Quadrennial Ownership Review, MB Docket No. 06-121 (Filed Oct. 23, 2006) 29-35 available at http://www.nab.org/Content/ContentGroups/Legal/Filings/2006/QuadrennialOwnership2006Final.pdf (“In sum, the combination of competition from cable, satellite, the Internet and other digital technologies is forcing broadcasters to fight even harder in the advertising marketplace.”).

In 1994, the NAB opposed CD Radio’s (now Sirius) request to issue shares of common stock to raise capital.35 The NAB continued its fight against deployment of SDARS satellites, demanding that CD Radio change its technical plan when it attempted to add a third satellite36 and opposing the application of WCS Radio to deploy two satellites for DARS.37 WCS Radio eventually withdrew its application.

B. The NAB has opposed satellite radio using terrestrial repeaters.

Shortly after the SDARS approval order was issued in 1997, the NAB went on the attack, characterizing itself as “an ardent opponent of SDARS” and demanding the prohibition of terrestrial repeaters.38 In 1999, the NAB attempted to persuade the Commission to forbid the deployment of terrestrial repeaters until extensive proceedings to provide explicit authorization were conducted.39 In 2000, the NAB demanded that the Commission require extensive technical filings from XM and Sirius before considering approval of satellite radio operators to supplement satellite feeds to repeaters with terrestrial feeds and insisted that the Commission prohibit use of

[34]	See “The NAB: A History of Hypocrisy,” (Apr. 17, 2007),

http://www.orbitcast.com/archives/the-nab-a-history-of-hypocrisy.html.

[35]	See In the Matter of Request for Declaratory Ruling Filed by Satellite CD Radio, Inc., Declaratory Order. 9 FCC Rcd. 2569 (1994).
[36]	See In re Establishment of Rules and Policies for the Digital Audio Satellite Serv., Petition for Declaratory Ruling, IB Docket No. 95-91 (Apr. 14, 2004) available at

http://gullfoss2.fcc.gov/prod/ecfsretrieve.cgi?native_or_pdf=pdf&id_document=6516087974.

[37]

Reply Comments of the Nat’l Ass’n of Broadcasters, In re Application of WCS Radio, Inc. SAT-LOA-1998 (Feb. 3, 1999), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6006241630.

[38]	Comments of the Nat’l Ass’n of Broadcasters, In re Establishment of Rules and Policies for the Digital Audio Radio Satellite, IB Docket No. 95-91, 1 (Jun. 13, 1997), available at

http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=1851540001.

[39]	See Nat’l Ass’n of Broadcasters, Ex Parte Filing, available at

http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6009449567.

terrestrial repeaters to transmit locally-originated programming.40 Later, the NAB opposed requests from XM and Sirius for special temporary authority to operate DARS terrestrial repeaters.41 More recently, in 2006, the NAB renewed demands for further regulation of satellite radio terrestrial repeaters.42

C. The NAB has opposed measures that would facilitate satellite providers’ ability to provide local programming.

Noting the potential for satellite radio to effectively and profitably utilize local programming like weather, news, and sports coverage, particularly after XM received a patent for “a method and system for providing geographic specific services in a satellite communications network,” the NAB has vigorously opposed any use of terrestrial repeaters by satellite radio for locally-originated programming. In February 2001, the NAB filed an ex parte notice indicating its opposition to any locally-originated or locally-targeted programming on satellite radio. Later that year, the NAB again opposed satellite radio using terrestrial repeaters to transmit locally-originated programming,43 and also demanded that the Commission prohibit local origination of satellite radio programming.44 In March 2002, the NAB petitioned the

[40]	Comments of the Nat’l Ass’n of Broadcasters, In re Establishment of Rules and Policies for the Digital Audio Radio Satellite Serv., IB Docket No. 95-91, available at
http://gullfoss2.fcc.gov/prod/ecfs retrieve.cgi?native_or_pdf=pdf&id_document=6010955705.
[41]

Comments of the Nat’l Ass’n of Broadcasters, In re XM, Radio, Inc. and Sirius Satellite Radio, Inc., IB Docket No. 95-91 (Aug. 23, 2001), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6512763657; Nat’l Ass’n of Broadcasters, Ex Parte Filing, In re IB Docket No. 95-91 (Sep. 14, 2001), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6512765602.

[42]

Comments of Nat’l Ass’n of Broadcasters, In re Request of AT&T Inc., BellSouth Corp., Comcast Corp., NextWave Broadband Inc., NTELOS, Inc., Sprint Nextel Corp., Verizon Labs. Inc., and WaveTel NC License Corp, WT Docket No. 06-102 (Jun. 9, 2006), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6518359477.

[43]

Comments of the Nat’l Ass’n of Broadcasters, In re XM, Radio, Inc. and Sirius Satellite Radio, Inc., IB Docket No. 95-91 (Aug. 21, 2001), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6512763414.

[44]	Comments of Nat’l Ass’n of Broadcasters, In re Authorization of Satellite Digital Audio Radio Serv. Terrestrial Repeaters Network, IB Docket No. 95-91 (Dec. 14, 2001), available at
http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6512975643.

Commission to condition SDARS repeaters on “iron-clad commitment that they will not be used to permit locally differentiated programming.”45 In April 2003, the NAB began to specifically target XM’s offering of local weather services, and again in September 2003.46 The NAB reiterated its opposition to satellite radio transmitting any locally-originated programming in 2004.47 More recently, in this and the previous Congress, the NAB sought legislation to compel the Commission to prohibit satellite radio from offering any local traffic, weather, and public safety information.48

D. The NAB’s continued opposition indicates that terrestrial radio is a competitor to satellite radio.

The NAB has continued these practices more recently with refusals by at least two broadcast groups to carry satellite radio advertising,49 while another broadcast group insists that satellite radio carry broadcasters’ scheduled advertisements when it programs channels on satellite radio.50

The NAB’s aggressive opposition to satellite radio over the last decade is compelling evidence that the two audio entertainment services are, in fact, direct competitors. The time, effort, and resources that the NAB has devoted to challenging satellite radio at every step

[45]

Nat’l Ass’n of Broadcasters, Ex Parte Communication (Mar. 4, 2002), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6513079502. See also Nat’l Ass’n of Broadcasters, Ex Parte Communication (Mar. 14, 2002), available at

http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6513081807.

[46]

Nat’l Ass’n of Broadcasters, Ex Parte Communication (Apr. 14, 2003), available at http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6513982013. See also Nat’l Ass’n of Broadcasters, Ex Parte Communication (Sep. 15, 2003), available at

http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6515082469.

[47]	Nat’l Ass’n of Broadcasters, Petition for Declaratory Ruling, In re Establishment of Rules and Policies for the Digital Audio Radio Satellite Serv., IB Docket No. 95-91 (Apr. 14, 2004), available at

http://gullfoss2.fcc.gov/prod/ecfs/retrieve.cgi?native_or_pdf=pdf&id_document=6516087973.

[48]	Local Emergency Radio Service Preservation Act of 2007, H.R, 983, 110th Cong. (2007); Local Emergency Radio Service Preservation Act of 2006, S.2418, 109th Cong. (2006).
[49]	See Sarah McBride, Four XM Music Stations Will Start Running Ads, WALL STREET JOURNAL, Mar. 8, 2006, available at http://online.wsj.com/article/SB114178705518792190-email.html.
[50]	See Clear Channel’s New Plan for Satellite Radio: Make it Worse, TECHDIRT, Mar. 8, 2006, http://www.techdirt.com/articles/20060308/0836259.shtml indicate that the NAB itself considers satellite radio one of its competitors in the broader audio entertainment market. Its opposition to the proposed merger, then, is hypocritical on two levels: first, the NAB opposes this merger at the same time that it seeks the Commission’s blessing for its own consolidation efforts, and second, the NAB professes to enthusiastically support a competitive market while simultaneously devoting its energy to suppressing one of its own competitors: satellite radio.

VII.	CONCLUSION

If the proposed merger of XM and Sirius Satellite Radio survives antitrust analysis, Public Knowledge supports its approval subject to conditions that will promote diversity, preserve consumer choice and keep prices in check. By offering tiered programming, setting aside 5% of its capacity for noncommercial educational and instructional programming and freezing price increases for three years, the benefits of the merger will be passed on to the public. Furthermore, Public Knowledge urges the Commission to initiate a rulemaking to determine whether upholding the existing restrictions on satellite radio’s ability to provide local programming is in the public interest.

Respectfully submitted,

Sherwin Siy
Gigi B. Sohn
Public Knowledge
1875 Connecticut Avenue, NW
Suite 650
Washington, D.C. 20009
(202) 518-0020
Elizabeth Gonsiorowski
Kimberly Maynard
Law Clerks
Public Knowledge

Writer’s Direct Dial: (202) 974-1920

E-Mail: gcary@cgsh.com

July 9,2007

VIA HAND DELIVER

Commission’s Secretary

Office of the Secretary

Federal Communications Commission

236 Massachusetts Avenue, NE, Suite 110

Washington, DC 20002

Re: MB Docket No.07-57: Toyota Comments on Satellite Radio Merger

Dear Commissioners:

We write on behalf of Toyota Motor North America, Inc. and the U.S. affiliates of Toyota Motor Corporation, including Toyota Motor Sales, U.S.A., Inc. (collectively, “Toyota”), to comment on the proposed merger of XM Satellite Radio (“XM”) and Sirius Satellite Radio (“Sirius”).

Statement of Interest:

As the manufacturer and distributor of Toyota, Lexus and Scion vehicles, Toyota has a keen interest in ensuring that the entertainment options offered to the purchasers of its vehicles remain vital and economical. Toyota currently offers both XM and Sirius as an option on its vehicles. (However, Toyota only offers XM as a factory installed option.) Toyota is particularly concerned that the expectations of customers who have already purchased a Toyota

Federal Communications Commission

July 9, 2007

vehicle equipped with satellite radio be satisfied going forward. Toyota prides itself on its reputation for producing quality products, and the quality of entertainment options available on its vehicles could affect that reputation.

Content & Pricing:

A satellite radio subscriber typically cannot access the best programming from both services. If the proposed merger makes it possible for customers to easily access programming choices from both services, the attractiveness of satellite radio will be enhanced. XM has represented to Toyota that after the merger, customers could gain access to packages offering both XM and Sirius programming for less than the current combined price. Furthermore, we are informed that as a result of the proposed merger satellite radio customers will be able to select packages of fewer channels at lower prices. If these enhanced options in fact become available, satellite radio subscribers stand to benefit as entertainment choices would increase and overall pricing would become more affordable.

Interoperable Radios & Customer Preservation:

Toyota customers expect that their vehicles and associated equipment, including satellite radio, continue to function as intended for the life of that vehicle. It is imperative that the satellite radio industry continues to serve these customers for the life of their vehicles. Any impact on the continued operation of existing satellite radios as a result of the merger would seriously concern Toyota and its customers.

Furthermore, historically, aftermarket audio development cycles have moved more quickly than the automotive industry to bring comparable hardware to market because, among other reasons, of the need to coordinate with new vehicle design. New hardware capable of accommodating new services offered as a result of the merger should be readily available to consumers immediately upon deployment of the new services at affordable prices. Development of an interoperable radio could require significant research and time to develop. It could be challenging for automakers to keep costs down given an accelerated timeline for such a change. Toyota would be concerned if the expense of such development were to result in an increase in the price of existing services or hardware.

Bandwidth & Audio Quality:

With a finite bandwidth for both XM and Sirius, it may be difficult for a combined entity to deliver more content while maintaining or even improving audio quality. It is Toyota’s hope that audio quality can be improved over time while maintaining or expanding existing services.

Federal Communications Commission

July 9, 2007

Business Operations:

Toyota has invested substantially in business operations unique to selling and servicing XM satellite radio. Toyota also has made significant investments in inventories of XM satellite specific parts such as in-vehicle satellite radio ready head-units, accessory parts and antennas, and inventory control systems specific to these parts. If the merger requires changes to operations or inventories, this could increase Toyota’s costs to the detriment of Toyota and its customers.

Conclusion:

For all these reasons, Toyota’s commitment to offering the best audio entertainment and informational options to its customers may be closely aligned with the public interest. Toyota’s primary concern is that the merger not threaten the continued viability of equipment already installed in vehicles, or require excessive and time consuming investments in developing and deploying new hardware. However, if compatibility with installed hardware can be maintained, customer choice enhanced, and prices lowered due to efficiencies, the merger may be in the best interest of the consumer.

Sincerely,

George S. Cary
Michael R.Lazerwitz